UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2023

TC BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Georgia	001-40637	86-2650449
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

131 South Dawson Street

Thomasville, Georgia 31792

(Address of principal executive offices)

(229) 226-3221

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	TCBC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.)

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02	Departure of directors or Certain Officers: Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

In connection with Linda Palmer’s previously announced retirement, on May 18, 2023, the Board of Directors of TC Bancshares, Inc. (the “Company”) appointed Scott “Mac” McLean as Chief Financial Officer and assistant secretary of the Company and TC Federal Bank.

Prior to joining the Company, Mr. McLean, age 59, previously served as the Executive Vice President and Chief Financial Officer of Union Bank from March 2018 through its merger with FNB Corporation in December 2022. From October 2012 to March 2018, Mr. McLean served as the Executive Vice President and Chief Financial Officer of First South Bank. In addition, Mr. McLean was a commissioned bank examiner with the Federal Reserve system and is a certified public accountant.

Mr. McLean does not have a family relationship with any director or executive officer of the Company or person nominated or chosen by the Company to become a director or executive officer, and there are no arrangements or understandings between Mr. McLean and any other person pursuant to which Mr. McLean was selected to serve as Chief Financial Officer of the Company. There have been no transactions involving Mr. McLean that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Company and Mr. McLean have executed an employment agreement (the “Employment Agreement”) reflecting Mr. McLean’s service as the Company’s Chief Financial Officer. The Employment Agreement has an initial term of three years, with optional one-year renewals thereafter. Under the Employment Agreement, the current annual base salary for Mr. McLean is $210,000. The Board of Director’s will review Mr. McLean’s base salary at least annually to determine whether an increase is appropriate. In addition to base salary, Mr. McLean is entitled to participate in bonus and incentive programs and other benefit plans available to management employees and will be reimbursed for his actual relocation costs incurred in moving to the Thomasville, Georgia area as well as all reasonable business expenses incurred. Mr. McLean is also entitled to reimbursements for regular membership dues to a country club.

Under the Employment Agreement, if the bank terminates Mr. McLean’s employment for “cause,” as that term is defined in the Employment Agreement, Mr. McLean will not receive any compensation or benefits after the termination date other than compensation and benefits that have accrued or vested through the date of the termination. If the bank terminates Mr. McLean’s employment without cause or if Mr. McLean terminates employment for “good reason,” as that term is defined in the Employment Agreement, Mr. McLean will be entitled to severance payments paid over the next 12 months in an aggregate amount equal to his base salary. If the termination of employment occurs during the term of the Employment Agreement but within 6 months prior to, or up to 12 months after, a change in control, Mr. McLean will be entitled to an additional severance payout equal to the sum of current base salary and average bonus paid during the prior three years immediately preceding the change in control in a lump sum payment.

The Employment Agreement also contains confidentiality and proprietary information protections in favor of the Company as well as certain post-employment obligations (non-competition and non-solicitation) that may apply for 12 months following a termination of employment depending on the nature of the termination.

The foregoing summary of the employment agreement does not purport to be complete and is qualified in its entirety by reference to such document, which is filed as Exhibit 10.1 and is incorporated by reference.

Item 5.07	Submission of Matters to a Vote of Securities Holders

On May 18, 2023, the Company held its 2023 Annual Meeting of Shareholders (the "Annual Meeting"). Summarized below are descriptions of the matters voted on at the Annual Meeting and the final results of such voting.

Proposal 1—Election of Directors. The shareholders elected each of the three Class II director nominees to serve a three-year term expiring at the Company’s 2026 annual meeting and until their respective successors are duly elected and qualified. The result of the vote taken at the Annual Meeting was as follows:

Class II Director Nominees	Votes For	Withheld Authority	Broker Non-Votes
J. Travis Bryant	2,610,566	102,382	0
Gregory H. Eiford	2,638,802	74,146	0
Jefferson L. Johnson	2,500,619	212,329	0

Proposal 2—Ratification of the Company’s Independent Registered Public Accountants. The shareholders ratified the appointment of Wipfli LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. The result of the vote taken at the Annual Meeting was as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
3,410,552	220,815	5,151	0

Item 9.01	Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement with S. McLean dated February 1, 2023
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2023	TC BANCSHARES, INC.

	By:	/s/ Scott C. McLean
Scott C. McLean
Chief Financial Officer